EXHIBIT 5.1
                         Opinion of Counsel





                            July 22, 1997


United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        RE:     Registration Statement on Form S-8
                Under the Securities Act of 1933

Gentlemen:

        I have acted as counsel for LS Capital Corporation, a Delaware corporation (the "Company"), in connection with the registration with the United States Securities and Exchange Commission (the "Commission") on a Registration
Statement on Form S-8 under the Securities Act of 1933 of up to 1,000,000 shares of the common stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the terms, provisions and conditions of the LS
Capital Corporation 1998 Consultant Compensation Plan
(the "Plan").

        In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

        1.      Certificate of Incorporation of
                the Company, as amended to
                date;

        2.      Bylaws of the Company, as
                amended to date;

        3.      The Plan;

        4.      The records of corporate
                proceedings relating to the
                authorization of the Plan; and

        5.      Such other instruments and
                documents as I have deemed
                necessary for the purpose of
                rendering the following opinion.

        In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have deemed necessary and relevant.

        Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Common Stock has been duly and validly authorized by the Company and, when issued in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement pursuant to which the Common Stock will be registered with the Commission.


                                Very truly yours,

                                /S/ Randall W. Heinrich